CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 13, 2002, relating to the financial statements and financial highlights which appears in the Annual Report to Shareholders of the Victory International Fund (one of the portfolios constituting the Victory Portfolios), which is also incorporated by reference into the Registration Statement.

/s/PricewaterhouseCoopers LLP

Columbus, OH
August 6, 2003